CODE OF ETHICS
APRIL 2016
This Code of Ethics is the property of Marketfield Asset Management LLC and must be returned if association with Marketfield Asset Management LLC terminates.  The contents of this Code of Ethics are confidential and should not be revealed to third parties.  The policies and procedures set forth here supersede those in previous Codes of Ethics.

INTRODUCTION
This Code of Ethics (the “Code”) has been adopted by Marketfield Asset Management LLC, a Delaware limited liability company (“Marketfield”), to govern its investment advisory services to registered investment companies, pooled investment vehicles, and managed accounts (each a “Client”).  The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving potential conflicts of interest.
Marketfield expects all of its personnel to act with honesty, integrity, and professionalism and to adhere to the United States federal securities laws.  The Code is intended to ensure that the business conduct and personal securities transactions of persons subject to the Code are conducted in accordance with the following principles:
▪	The duty at all times to place first the interests of Clients;
▪
The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse by an individual of his responsibility and position of trust; and

▪	The fundamental standard that Marketfield personnel not take inappropriate advantage of their positions.
Mark Klein is the Chief Compliance Officer (“CCO”) of Marketfield.  In his discretion, the CCO may waive any provision of the Code so long as that provision is not required by Rule 204A-1 promulgated under the Investment Advisers Act of 1940 (the “Advisers Act”) or Rule 17j-1 promulgated under the Investment Company Act of 1940 (the “Company Act”).  The basis for any such waiver should be set forth in a written document maintained in our files.
Adherence to the Code

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment.  If a supervised person has any doubt as to the propriety of any activity, he should consult the CCO, who is charged with the administration of the Code.  In addition, if a supervised person becomes aware of any activity that may violate the Code, he will promptly report the activity to the CCO.

Marketfield does not allow retaliation for reports of misconduct by others that are made in good faith.

WHO AND WHAT ARE COVERED BY THE CODE?
Who is Covered?
The Code applies to all persons who are subject to the supervision of Marketfield (each a “Supervised Person”).  Marketfield forbids any Supervised Person from engaging in any conduct that is contrary to the Code or the insider trading policies contained in the then current Compliance and Policy Manual of Marketfield (the “Manual”).  All Supervised Persons are subject to the restrictions and requirements in the Code and the Manual regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters.

The CCO maintains at all times a current list of persons whom he has designated as access persons for purposes of Rule 204A-1 under the Advisers Act.  As a best practice, Marketfield considers all supervised persons to be access persons for purposes of the reporting and other requirements of Rule 204A-1.  The CCO will provide a copy of the Code to each Supervised Person upon commencement of employment and upon any amendments to the Code and will require the supervised person to acknowledge his receipt of the Code and any amendments.  Supervised Persons are required to certify, through Personal Trading Control Center (PTCC), upon commencement of employment, annually, and following any material change to the Code, that they have read and understand the Code and the Manual and that they agree to comply with them during the course of their employment or association with Marketfield.  The certification also requires Supervised Persons to state affirmatively that they have no knowledge of any violation of the Code by others.
Failure to comply with the Code is a very serious matter and may result in disciplinary action, including monetary fines, disgorgement of profits, and suspension or termination of employment.
What is Covered?
The Code is concerned, among other things, with Reportable Securities (as defined below) of which a Supervised Person would be deemed to have beneficial ownership.
A “Reportable Security” includes any securities as defined in section 202(a)(18) of the Advisers Act and includes any derivative, option, or forward contract relating to a security or commodity.  The term does not include
(1)	direct obligations of the United States government,
(2)	bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements,
(3)
shares issued by registered open-end investment companies (such as mutual funds) other than shares of investment companies for which Marketfield serves as an adviser or subadviser: the Marketfield Fund (“Marketfield Fund”, a series of Trust for Professional Managers (the “Trust”), a Delaware statutory trust that is registered as an investment company under the Company Act), and the Marketfield Fund Dublin (“Offshore Fund”), a series of the Marketfield Dublin, P.L.C,  an exempted company organized under the laws of Ireland that generally follows the same investment strategy as Marketfield Funds, and

(4)
shares issued by unit investment trusts that are invested in one or more open-end funds.  Shares of Marketfield Fund, the Marketfield Fund Dublin. and shares of exchange-traded funds are Reportable Securities.

For purposes of the Code, beneficial ownership has the meaning set forth in Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934 (“Exchange Act”).

In general, the beneficial owner of a security is any person who, directly or indirectly through any contract, arrangement, understanding, or relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject security.  Among those securities in which a person has an indirect pecuniary interest are securities held by an immediate family member sharing the same household of the person.  An immediate family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.
Preclearance
Supervised Persons will obtain prior written approval using the following preclearance procedure before they engage in transactions in securities of which they would be deemed to have beneficial ownership. A Supervised Person is deemed to have beneficial ownership of the securities held by their affiliates.  In addition to any other person that the CCO determines to be the affiliate of a Supervised Person, affiliates of a supervised person include (1) their spouse or domestic partner, (2) others who live in their household, such as children or parents who live with the Supervised Person, (3) any person whom the Supervised Person supports directly or indirectly to a material extent, and (4) a trust of which the Supervised Person or an affiliate of the Supervised Person is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created), or a person with full or partial investment control, so long as either the Supervised Person or one or more of their affiliates is a beneficiary of the trust.
To avoid the occurrence of actual or perceived conflicts of interest between Clients and Supervised Persons, purchases and sales by Supervised Persons are not permitted if there is a pending or immediately contemplated order in the same security for one or more Clients, either on the same side or the opposite side of the market.
Supervised Persons must use PTCC to seek pre-clearance before effecting a transaction.
Once the Supervised Person receives a reply that there is no objection, they may execute the transaction for the rest of the trading day.  If the Supervised Person is unable to complete the transaction on the same trading day they will obtain a new preclearance by sending a communication in like manner on each day on which they are working to complete the transaction.
A Supervised Person should plan to hold a security purchased for at least thirty days, and should refrain from purchasing a security that they or their affiliate has sold within the preceding thirty days.  A Supervised Person may request an exception to this portion of the policy from the CCO.  Granting an exception is in the discretion of the CCO and requires a good reason.  The CCO will document any exception and the attendant rationale.

The CCO will obtain prior written approval from the Chief Financial Officer.
Conflicts of Interests
Conflicts of interest may exist between various individuals and entities, including Marketfield, Supervised Persons, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Marketfield, its Supervised Persons, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Marketfield’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Marketfield and/or its Supervised Persons on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Marketfield and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for Marketfield to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO will document the Company’s assessment of, and response to, such conflicts.
Initial Public Offerings and Limited Offerings
When seeking preclearance to invest through an initial public offering or any other limited offering, such as a private placement, a Supervised Person is required to provide the CCO with details of the transaction that are sufficient to enable him to assess whether the Supervised Person is exercising an opportunity that properly should belong to one or more Clients.
Exclusions
Purchases or sales of securities in an account in which a Supervised Person has no direct or indirect influence or control and purchases that are part of an automatic dividend reinvestment plan are not subject to the preclearance requirements of the Code.  However, a Supervised Person is required to obtain express authorization from the CCO if an account over which the supervised person has no direct or indirect influence or control is to be excluded.

PROHIBITED TRANSACTIONS
Insider Trading Policy
No Supervised Person may effect a personal securities transaction unless they are in full compliance with the insider trading policy and other procedures set forth in the Manual.
Prohibition Against Fraudulent Conduct
No Supervised Person may use any information concerning a security held or to be acquired by a Client or their ability to influence any investment decision for personal gain or in a manner detrimental to the interests of a Client.  In addition, no Supervised Person will, directly or indirectly:
▪	Employ any device, scheme, or artifice to defraud a Client or prospective Client or engage in any manipulative practice with respect to a Client or prospective Client;
▪	Engage in any transaction, practice, or course of business that operates or would operate as a fraud or deceit upon a Client or prospective Client;
▪
Knowingly sell any security to or purchase any security from a Client when acting as a principal for his own account or knowingly effect a purchase or sale of a security for a Client account when also acting as broker for a person on the other side of the transaction, without disclosing to the Client in writing before the completion of the transaction the capacity in which they or Marketfield are acting and without obtaining the consent of the Client to the transaction;

▪
Make any untrue statement of a material fact to a Client or prospective Client or omit to state to a Client or a prospective Client a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading; or

▪	Engage in any fraudulent, deceptive, or manipulative practice with respect to a Client or a prospective Client.
Compliance with Federal Securities Laws
No Supervised Person may take any action or fail to take any action if the result would be a violation of United States Federal Securities Laws1.
Confidentiality
Except as required in the normal course of carrying out his business responsibilities, no Supervised Person will reveal information relating to the investment intentions or activities of any Client or securities that are being considered for purchase or sale on behalf of any Client.

1The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Outside Activities
As further described in the Manual, a Supervised Person is required to receive approval for any outside business activities in which he wishes to engage.
Corporate Opportunities
No Supervised Person may take personal advantage of any opportunity properly belonging to a Client.
Other Prohibited Transactions
No Supervised Person:
▪	May induce or cause a Client to take action or to fail to take action for his personal benefit rather than for the benefit of the Client;
▪	May establish, maintain, or close an account at a broker-dealer, bank, or other entity through which securities transactions may be effected without notifying the CCO; or
▪	May use knowledge of portfolio transactions of a Client for his personal benefit or the personal benefit of others who are not Clients.
PERSONAL SECURITIES REPORTING REQUIREMENTS
Reporting
Each Supervised Person is required to report the information described in this section with respect to transactions in any Reportable Securities in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.  A purchase or sale includes, among other things, the writing of an option to purchase or sell any Reportable Securities.
For purposes of the Code, a Supervised Person is required to report any account containing securities, without exception, at a bank or broker-dealer.  This includes accounts holding: (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and (3) shares issued by registered open-end investment companies (such as mutual funds)..
Accounts that a Supervised Person is required to report include, but are not limited to, (1) any personal securities account over which the Supervised Person has any direct or indirect influence or control, including any joint or tenant-in-common securities account in which the Supervised Person is a participant, (2) any securities account of any of the spouse or domestic partner of the Supervised Person or other family member sharing the same household as the supervised person, (3) any securities account over which the Supervised Person acts as trustee, executor, or custodian or has similar powers of attorney for the benefit of himself or his spouse, domestic partner, or other family member sharing the same household as the Supervised Person, and (4) any other securities account of which the Supervised Person or his affiliate has beneficial ownership, directly or indirectly, such as an account held in the name of an investment club.

The CCO reviews all reports, notes any exceptions, and investigates each exception.

Initial and Annual Holdings Report
No later than ten days after they become a Supervised Person, and annually thereafter, each Supervised Person is required to complete and deliver to the CCO an initial or annual report of personal securities holdings and transactions using PTCC. The information provided in the report is generally required to be current as of the end of the month preceding the date on which the supervised person becomes subject to the Code, except that the last account statement generated for a reportable account may be provided if no account statement is generated as of the end of the month preceding the date on which the supervised person becomes subject to the Code.
Annual holdings reports must be current as of December 31st and initial holdings reports must be current as of a date no more than 45 days prior to the date the person became a Supervised Person. Annual holdings reports must be submitted on or before March 31 of each year.
Quarterly Reports
No later than thirty days after the end of each calendar quarter after the filing of the initial report described above, a Supervised Person is required to complete and deliver to the CCO a report of personal securities holdings and transactions, using PTCC.  The information provided in the report is generally required to be current as of the end of the calendar quarter to which it relates, except that the last account statement generated for a reportable account may be provided if no account statement is generated as of the end of the preceding quarter.
If a transaction occurs outside of the accounts of a supervised person that are maintained at a bank or broker-dealer, the supervised person is required to report the transaction on the quarterly transaction report using PTCC no later than thirty days after the end of the calendar quarter in which the transaction occurred.  An example of a transaction that occurs outside of an account at a bank or broker-dealer is the purchase of a security not represented by a certificate, such as shares in a private investment fund or a limited liability company.  A separate quarterly transaction report is required for each transaction that occurs outside of an account maintained at a bank or broker-dealer.
Account Statements
Except with respect to securities not held in accounts at broker-dealers or banks, the submission to the CCO of duplicate account statements, either through PTCC or as received from the account custodian on at least a quarterly basis, satisfies the reporting requirements of this section with respect to specific holdings and transactions, so long as the account statements contain in all material respects the information required by the Code and the rules under the Advisers Act and Company Act.

Account statements produced in a format established by a nationally recognized bank or broker-dealer will also be accepted as compliant, since a Supervised Person has no ability to influence the format of these statements.  Compliant account statements are expected to contain information with respect to both holdings and transactions.  Marketfield will be deemed to be in compliance with its obligations under the Code based solely upon receipt of account statements from Supervised Persons’, banks, and broker-dealers.
Report Qualification
A report may contain a statement that the report is not to be construed as an admission by the Supervised Person that they have any direct or indirect beneficial ownership in the Reportable Securities listed in the report.
Account Opening; Access to Information
All Supervised Persons are required to notify the CCO after opening any account with any broker-dealer or bank through which transactions in Reportable Securities may be effected by updating the account information contained in the first box of the next quarterly report of personal securities holdings and transactions that the supervised person submits.  In addition, each Supervised Person is required:
▪	To provide full access to the CCO with respect to any and all records and documents that they considers relevant to any securities transactions or other matters subject to the Code;
▪	To cooperate with the CCO in investigating any securities transactions or other matter subject to the Code; and
▪	To provide the CCO with an explanation of the facts and circumstances surrounding any securities transaction or other matter relating to the Code.
Coordination with the Trust
In the event of any material change to the provisions of the Code, the CCO will inform the Chief Compliance Officer of the Trust and will ensure that the change is approved by the board of trustees of the Trust (the “Board”) no later than six months after the change is adopted.
Duties of the CCO
The responsibilities of Mr. Klein as Chief Compliance Officer include:
▪	The timely collection and prompt review of all securities holdings and transaction reports;
▪	The identification of persons who are required to make reports and to obtain preclearance of securities transactions under the Code; and

▪	The maintenance of compliance certifications for each supervised person.
The Chief Financial Officer will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Reporting Requirements set forth above.
Violations
The CCO uses reasonable means to detect material violations of the policies and procedures contained in the Code.  Upon discovery of a violation of these policies and procedures, the CCO may impose that sanctions that he, in consultation with senior management, deems appropriate.  These sanctions include, among others, counseling, a verbal warning, a letter of censure or suspension, a monetary penalty, and termination of employment.
If the CCO determines that a material violation of this Code has occurred, the CCO will promptly report the violation, and any association action(s), to Marketfield’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Marketfield will report its findings to the Trust’s Board pursuant to Rule 17j-1.
Required Records
The CCO will maintain or cause to be maintained:
▪	A copy of any code of ethics adopted by Marketfield that has been in effect during the previous five years;
▪	A record of any violation of any code of ethics and of any actions taken as a result of such violation for at least five years after the end of the fiscal year in which the violation occurs;
▪	A copy of each report required by the Code for at least five years after the end of the fiscal year in which the report is made;
▪	A list of all persons who are, or within the past five years have been, required to make reports pursuant to any code of ethics adopted by Marketfield; and
▪
A copy of each written report or acknowledgment required by the Code, including initial and quarterly reports and annual certifications, for at least five years after the end of the fiscal year in which they are made; and

•	A record of all preclearance requests under the Code, whether or not granted, for at least five years after the end of the fiscal year in which the preclearance is requested.
Records may be maintained in paper or electronic format.